Exhibit 99.1
Press Release
DENVER, CO - July 26, 2017	Contact: Chris Van Ens
Phone: 720.348.7762

UDR ANNOUNCES SECOND QUARTER 2017 RESULTS AND INCREASES FULL-YEAR

2017 EARNINGS AND SAME-STORE GUIDANCE

UDR (the “Company”) Second Quarter 2017 Highlights:

•	Net income per share was $0.03, Funds from Operations (“FFO”) per share was $0.45, FFO as Adjusted per share was $0.47, and Adjusted Funds from Operations (“AFFO”) per share was $0.43.
•

Net income attributable to common stockholders was $9.2 million as compared to $17.0 million in the prior year period. The decrease was primarily due to the absence of gains on the sale of real estate and higher debt prepayment costs.

•	Year-over-year same-store (“SS”) revenue, expense and net operating income (“NOI”) growth for the quarter were 3.9 percent, 3.1 percent and 4.2 percent, respectively.
•

Expanded the Developer Capital Program via investments in three individual communities totaling $33.1 million with a total funding commitment of $79.3 million over the expected life of the investments.

•	Issued $300.0 million of 10-year unsecured debt at a 3.5 percent coupon and prepaid approximately $177.0 million of higher-cost debt originally scheduled to mature in 2018.
•	The UDR/MetLife Joint Venture completed the construction of Verve Mountain View, a $99.0 million, 155-home community located in Mountain View, CA.
•	Increased or reaffirmed full-year 2017 earnings and same-store growth guidance:
o	Reaffirmed Net income per share guidance of $0.31 to $0.36.
o	Reaffirmed FFO per share guidance of $1.83 to $1.87.
o	Increased FFO as Adjusted and AFFO per share guidance by $0.01 at the midpoints, to $1.84 to $1.88 and $1.69 to $1.73, respectively.
o	Increased SS revenue growth guidance range to 3.25 to 4.00 percent (+12.5 bps at the midpoint).
o	Increased SS NOI growth guidance range to 3.50 to 4.25 percent (+12.5 bps at the midpoint).

	Q2 2017	Q2 2016	YTD 2017	YTD 2016
Net income per common share, diluted	$ 0.03	$ 0.06	$ 0.13	$ 0.10
Conversion from GAAP share count	(0.003)	(0.006)	(0.012)	(0.010)
Net gain on the sale of depreciable real estate owned	-	(0.025)	(0.043)	(0.030)
Depreciation and amortization	0.414	0.399	0.815	0.794
Noncontrolling interests and preferred dividends	0.006	0.009	0.018	0.016
FFO per common share and unit, diluted	$ 0.45	$ 0.44	$ 0.90	$ 0.87
Cost/(benefit) associated with debt extinguishment, other	0.015	-	0.020	-
Long-term incentive plan transition costs	-	0.000	-	0.001
Net gain on the sale of non-depreciable real estate owned	-	-	(0.005)	(0.006)
Casualty-related (recoveries)/charges, including JVs, net	0.004	0.005	0.003	0.009
FFO as Adjusted per common share and unit, diluted	$ 0.47	$ 0.45	$ 0.92	$ 0.88
Recurring capital expenditures	(0.036)	(0.037)	(0.059)	(0.061)
AFFO per common share and unit, diluted	$ 0.43	$ 0.41	$ 0.86	$ 0.81

A reconciliation of FFO, FFO as Adjusted and AFFO to GAAP Net income attributable to common stockholders can be found on Attachment 2 of the Company’s second quarter Supplemental Financial Information.

Operations

In the second quarter, total revenue increased by $9.2 million or 3.8 percent, to $248.0 million. This increase was primarily due to growth in revenue from same-store communities and stabilized, non-mature communities.

In the second quarter, same-store NOI increased 4.2 percent year-over-year and was driven by same-store revenue growth of 3.9 percent against a 3.1 percent increase in same-store expenses. Weighted average same-store physical occupancy was 96.8 percent as compared to 96.4 percent in the prior year period. The second quarter annualized rate of turnover was 54.7 percent, representing a 180 basis point decrease year-over-year.

Summary of Same-Store Results Second Quarter 2017 versus Second Quarter 2016

		Expense		% of Same-		Number of
	Revenue	Growth/	NOI	Store	Same-Store	Same-Store
Region	Growth	(Decline)	Growth	Portfolio(1)	Occupancy(2)	Homes(3)
West	4.6%	(0.9)%	6.5%	39.9%	96.4%	11,961
Mid-Atlantic	2.9%	3.3%	2.7%	25.7%	97.1%	10,480
Northeast	2.7%	8.3%	0.6%	17.4%	96.9%	3,493
Southeast	5.2%	5.4%	5.1%	12.8%	97.0%	7,683
Southwest	4.4%	4.6%	4.2%	4.2%	96.7%	2,923
Total	3.9%	3.1%	4.2%	100.0%	96.8%	36,540

(1)Based on Q2 2017 NOI.

(2)Weighted average same-store physical occupancy for the quarter.

(3)During the second quarter, 36,540 apartment homes were classified as same-store. The Company defines QTD SS Communities as those communities stabilized for five full consecutive quarters. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the quarter in the prior year, were not in process of any substantial redevelopment activities, and not held for disposition.

Sequential same-store NOI increased by 1.2 percent in the second quarter of 2017 on same-store revenue growth of 0.8 percent and 0.0 percent same-store expense growth.

Year-to-date, for the six months ended June 30, 2017, total revenue increased by $18.2 million or 3.8 percent, to $491.8 million. This increase was primarily due to growth in revenue from same-store communities and stabilized, non-mature communities.

Year-to-date, for the six months ended June 30, 2017, same-store NOI increased 4.5 percent year-over-year and was driven by same-store revenue growth of 4.2 percent against a 3.4 percent increase in same-store expenses. Weighted average same-store physical occupancy was 96.8 percent as compared to 96.4 percent in the prior year period. The year-to-date annualized rate of turnover was 47.7 percent, representing a 130 basis point decrease year-over-year.

Summary of Same-Store Results YTD 2017 versus YTD 2016

		Expense		% of Same-		Number of
	Revenue	Growth/	NOI	Store	Same-Store	Same-Store
Region	Growth	(Decline)	Growth	Portfolio(1)	Occupancy(2)	Homes(3)
West	4.7%	2.2%	5.6%	40.9%	96.3%	11,961
Mid-Atlantic	3.3%	(0.5)%	5.0%	24.0%	97.1%	9,629
Northeast	3.3%	8.7%	1.3%	17.7%	97.0%	3,493
Southeast	5.4%	6.6%	4.9%	13.0%	96.9%	7,683
Southwest	4.9%	5.0%	4.9%	4.4%	97.0%	2,923
Total	4.2%	3.4%	4.5%	100.0%	96.8%	35,689

(1)Based on YTD 2017 NOI.

(2)Weighted average same-store physical occupancy for YTD 2017.

(3)During the six months, 35,689 apartment homes were classified as same-store. The Company defines YTD SS Communities as those communities stabilized for two full consecutive calendar years. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, were not in process of any substantial redevelopment activities, and not held for disposition.

Development and Redevelopment

At the end of the second quarter, the Company’s development pipeline totaled $967.2 million, consisting of $166.2 million of completed, non-stabilized development projects and $801.0 million of under-construction development projects of which $510.5 million had been funded, leaving $290.5 million to be funded. The $801.0 million of under-construction development projects are scheduled to commence leasing in 2017 and 2018. The development pipeline is currently expected to produce a weighted average spread between stabilized yields and current market cap rates of 150 to 200 basis points.

During the quarter, the UDR/MetLife Joint Venture completed construction on Verve Mountain View, a 155‑home community located in Mountain View, CA with an estimated cost to construct of $99.0 million at 100 percent.

Developer Capital Program

At the end of the second quarter, the Company’s Developer Capital Program (“The Program”, “DCP”) investment totaled $261.0 million.  On its investments, the Company targets IRRs that fall between an acquisition and a ground-up development through a mix of current return on investment ranging from 6.5 percent to 11.0 percent, upside participation of 0.0 percent to 50.0 percent upon monetization of an investment and/or fixed price purchase options. The Program consists of:

DCP - West Coast Development Joint Venture: A total original investment of $150.1 million in six development communities with a going-in valuation of $293.5 million at the Company’s 48 percent pro-rata ownership interest.  The Company has fixed price purchase options on each of the Joint Venture’s projects commencing one year after completion with option windows ranging between 2017 and 2019.

•	During the quarter, the Company invested $16.1 million (49 percent ownership interest) into Amberglen, a 276-home development located in suburban Portland, OR.

DCP - Other: A total current investment of $110.9 million in three development communities. The Company’s funding commitment totals $156.7 million over the expected life of the investments, leaving $45.8 million yet to fund.

•	During the quarter, the Company provided funding commitments totaling $63.2 million for two development communities located in San Francisco and Washington, D.C.

Further details are available on Attachment 12(B) of the Company’s second quarter Supplemental Financial Information.

Capital Markets and Balance Sheet

As previously disclosed during the quarter, the Company issued $300.0 million of 10-year unsecured debt at a 3.5 percent coupon. Proceeds were used to prepay $70.0 million of 5.85 percent fixed rate debt scheduled to mature in 2018, $107.0 million of L+155 variable rate debt scheduled to mature in 2018 and for general corporate purposes. The Company incurred prepayment costs totaling $4.3 million.

Second quarter UDR/MetLife Joint Venture capital markets activity included refinancing a $174.0 million, construction loan for 399 Fremont, a recently completed, 447-home community located in San Francisco, with a 10-year, $197.3 million secured, fixed-rate loan at 3.47 percent.  The Joint Venture also refinanced $135.3 million of 4.59 percent secured debt on two communities into two 7-year secured, fixed-rate loans totaling $135.5 million at a weighted average rate of 3.25 percent.

At June 30, 2017, the Company had approximately $896.4 million in availability through a combination of cash and undrawn capacity on its credit facilities.

The Company’s total indebtedness at June 30, 2017 was $3.6 billion. The Company ended the quarter with fixed-rate debt representing 88.0 percent of its total debt, a total blended interest rate of 3.7 percent and a weighted average maturity of 5.1 years. The Company’s leverage was 33.3 percent versus 33.2 percent a year ago, its net debt-to-EBITDA was flat year-over-year at 5.3x and its fixed charge coverage ratio was 4.9x versus 4.6x a year ago.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the second quarter of 2017 in the amount of $0.31 per share. The dividend will be paid in cash on July 31, 2017 to UDR common stock shareholders of record as of July 10, 2017. The second quarter 2017 dividend will represent the 179th consecutive quarterly dividend paid by the Company on its common stock.

On an annualized declared basis, the Company’s $1.24 per share 2017 dividend represents a 5 percent increase versus 2016.

Outlook

For the third quarter of 2017, the Company has established the following earnings guidance ranges:

Net income per share	$0.08 to $0.09
FFO per share	$0.46 to $0.47
FFO as Adjusted per share	$0.46 to $0.47
AFFO per share	$0.42 to $0.43

For the full-year 2017, the Company has increased or reaffirmed its previously provided earnings guidance ranges:

	Updated Guidance	Prior Guidance
Net income per share	$0.31 to $0.36	$0.31 to $0.36
FFO per share	$1.83 to $1.87	$1.83 to $1.87
FFO as Adjusted per share	$1.84 to $1.88	$1.83 to $1.87
AFFO per share	$1.69 to $1.73	$1.68 to $1.72

For the full-year 2017, the Company has increased or reaffirmed its previously provided same-store growth guidance ranges:

	Updated Guidance	Prior Guidance
Revenue	3.25% to 4.00%	3.00% to 4.00%
Expense	2.50% to 3.50%	2.50% to 3.50%
Net operating income	3.50% to 4.25%	3.25% to 4.25%

Additional assumptions for the Company’s third quarter and full-year 2017 guidance can be found on Attachment 15 of the Company’s second quarter Supplemental Financial Information. A reconciliation of FFO per share, FFO as Adjusted per share and AFFO per share to GAAP Net income per share can be found on Attachment 16(D) of the Company’s second quarter Supplemental Financial Information. Non-GAAP financial measures and other terms, as used in this earnings release, are defined and further explained on Attachments 16(A) through 16(D), “Definitions and Reconciliations,” of the Company’s second quarter Supplemental Financial Information.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on July 27, 2017 to discuss second quarter results.  The webcast will be available on UDR's website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-705-6003 for domestic and 201-493-6725 for international. A passcode is not necessary.

A replay of the conference call will be available through August 27, 2017, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13665558, when prompted for the passcode.

A replay of the call will be available for 30 days on UDR's website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet -- The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at ir.udr.com.

Mail -- For those without Internet access, the second quarter 2017 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning the joint ventures with third parties, expectations that technology will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2017, UDR owned or had an ownership position in 50,338 apartment homes including 3,230 homes under development or in its Developer Capital Program. For over 45 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company's website at ir.udr.com.